Exhibit 10(p)
TERMS OF THE OPTION GRANT

(a.)	In the event of a stock dividend, stock split, reorganization or recapitalization, appropriate adjustment will be made in the number of shares subject to the option and in the option price per share.

(b.)	The option period shall be for 10 years from the date of grant on February 1, 2006. Accordingly, no options under this grant may be exercised after the close of business in Chicago on January 31, 2016. No purchase of shares may be made under this option during the first year of the option period. During the second year of the option period, you shall have the right to purchase 25% of the total number of optioned shares, and in each of the next three years an additional 25% of the total number of shares optioned hereunder. Such rights to exercise shall be cumulative and may be exercised in any succeeding year of the option period up to the extent vested but not exercised in a previous year or years. On February 1, 2016, all rights under this agreement as to any shares covered by the option shall terminate.

(c.)	The exercise price may be paid in cash, through the delivery of shares that you previously acquired through the exercise of an ITW option or otherwise and that you have held for at least six months, or by a combination of the foregoing. If you deliver previously acquired shares, you will automatically be granted an option to purchase additional shares of common stock equal to the number of shares delivered. The new option will have terms identical to the exercised option, except that the exercise price will not be less than the fair market value of ITW’s common stock on the new grant date. You also may elect to pay the minimum required tax withholdings resulting from your option exercise through the delivery of shares that you previously acquired through the exercise of an ITW option or by directing ITW to withhold option shares.

(d.)	You shall have no voting, dividend or subscription rights except with respect to the shares which have been issued to you following your exercise of part or all of the option. Your rights under this option agreement may not be assigned or transferred, and during your lifetime the option shall be exercisable only by you personally.

(e.)	If prior to January 31, 2016, you terminate employment with the Company by reason of disability, as defined by the Company’s benefit plans, your option shall be fully vested and exercisable not later than the earlier of five years after the date of termination due to disability, or January 31, 2016. If you die while in the employ of the Company, or (notwithstanding the previous sentence) after terminating by reason of disability, your option shall be fully vested and exercisable by your estate not later than the earliest of: (i.) two years after the date of death, or (ii.) five years after the date of termination due to disability, or (iii.) January 31, 2016.
(continued)

(f.)	If you retire (defined as term of employment with the Company after attaining age 62 and 10 years of service under the Company’s retirement plan) prior to January 31, 2016, your option shall be fully vested and exercisable not later than the earlier of five years from the date of your retirement or January 31, 2016. If you die after terminating employment by reason of retirement, your option shall be exercisable by your estate not later than the earliest of: (i.) two years after the date of death, or (ii.) five years after the date of retirement, or (iii.) January 31, 2016.

(g.)	If you terminate your employment for any reason other than death, retirement or disability, your options that were vested prior to termination and not previously exercised may be exercised by you during the three-month period commencing on the date of your termination but not later than January 31, 2016. If you die during this three-month period, the exercise period will be extended to the earlier of two years from the date of death or January 31, 2016.

(h.)	Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may, in its sole discretion, deem this option to be immediately forfeited if you are terminated for cause (as defined by the Committee), compete with the Company, or conduct yourself in a manner adversely affecting the Company.

(i.)	The option is subject to the terms of the Illinois Tool Works Inc. 1996 Stock Incentive Plan. Any inconsistencies shall be resolved in favor of the Plan.

(j.)	These options and the Plan should be construed in accordance with and governed by the laws of the State of Illinois, United States of America.
The exercise of this option generally results in ordinary income being recognized for tax purposes in an amount equal to the excess of the market price at the time of exercise over the option price.

Received:	(Optionee’s Signature)

(Printed Name)

Date: